Exhibit 99.1

Hannon Armstrong Announces 23% Increase in Q4 2014 Core Earnings to $0.27 per Share, Provides 14% to 16%

Annual Core Earnings per Share Growth Target for 2015 and 2016

ANNAPOLIS, Md., March 3, 2015 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading provider of debt and equity financing to the energy efficiency and renewable energy markets, today reported Core Earnings, a non GAAP financial measure, for the quarter ended December 31, 2014, of $7.1 million or $0.27 per share, an increase of 23% over the $0.22 per share in the same quarter last year.

Core Earnings for the year ended December 31, 2014 were $20.3 million or $0.93 per share as compared to $7.3 million or $0.43 per share in 2013. On a GAAP basis, the Company recorded net income for the year ended December 31, 2014 of $9.6 million or $0.43 per share as compared to a loss of $10.5 million or $(0.68) per share in 2013. GAAP net income for the quarter ended December 31, 2014 was $1.5 million or $0.05 per share as compared to a loss of $7.3 million or $(0.48) per share in the same quarter last year. A reconciliation of our Core Earnings to GAAP net income is included in this press release.

“With over $875 million in originations this year and a strong pipeline of over 125 investment opportunities, we are providing guidance of 14% to 16% annualized Core Earnings growth for 2015 and 2016,” said CEO Jeffrey Eckel. “As evidenced by the strong quarter, we continue to execute on our growth plan. Our diversified investment platform with multiple origination sources in multiple markets supports our projected future earnings growth.”

Highlights

•	Closed $375 million of transactions in the fourth quarter of 2014, surpassing our $200 million internal quarterly origination target

•	Delivered 23% Core EPS Growth in Q4 against a 13%-15% growth target

•	18% increase in dividend to $0.26 per share in Q4 from $0.22 per share in Q3

•	Grew balance sheet above $1 billion, with over 80 separate investments

•	Achieved 40% fixed rate debt, including adding $115 million of fixed rate debt in the quarter

•	Debt to equity ratio 1.9 to 1

•	Diversified pipeline of over $2.0 billion in over 125 investment opportunities

Guidance

The Company projects annualized Core Earnings growth in the range of 14% to 16% per diluted share for 2015 and 2016. This guidance reflects the Company’s estimates of (i) yield on our existing Portfolio; (ii) yield on incremental Portfolio investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; and (v) changes in costs and expenses reflective of the Company’s forecasted operations. All guidance is based on current expectations of future economic conditions, the dynamics of the markets in which it operates and the judgment of the Company’s management team.

Portfolio

Our Portfolio totaled $900 million at December 31, 2014, and included $298 million of energy efficiency investments, $549 million of renewable energy (wind and solar) transactions and $53 million of other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor and credit quality as of December 31, 2014 with 98% of the Debt and Real Estate portion of the Portfolio rated investment grade as shown below:

	Investment Grade
	Government (1)	Commercial Investment Grade(2)	Commercial Non-Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investment(4)	Total
	($ in millions)

Financing receivables	$284	$268	$1	$553	$—	$553
Financing receivables held-for-sale	62	—	—	62	—	62
Investments	—	13	14	27	—	27
Real estate(5)	—	114	—	114	—	114
Equity method investment	—	—	—	—	144	144

Total	$346	$395	$15	$756	$144	$900

% of Debt and Real Estate Portfolio	46%	52%	2%	100%	N/A	N/A
Average Remaining Balance(6)	$11	$9	$14	$10	$14	$11

(1)	Transactions where the ultimate obligor is the U.S. Federal Government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $263 million of U.S. Federal Government transactions and $83 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $56 million of the transactions have been rated investment grade by an independent rating agency.
(3)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis). Financing receivables are net of an allowance for credit losses of $1.2 million.
(4)	Consists of minority ownership interest in operating wind projects in which we earn a preferred return.
(5)	Includes the real estate and the lease intangible assets through which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(6)	Average Remaining Balance excludes 75 transactions each with outstanding balances that are less than $1.0 million and that in the aggregate total $21.0 million.

Fourth Quarter Financial Results

Hannon Armstrong reported fourth-quarter Core Earnings of $7.1 million or $0.27 per share, as compared with Core Earnings of $3.7 million, or $0.22 per share, in Q4 2013. The increase in Core Earnings is largely due to an increase in Core Net Investment Revenue, which increased to $6.2 million from $3.2 million in Q4 2013 as a result of a larger investment portfolio. Other investment revenue increased by $0.7 million, which offset an increase of $0.4 million in Core Other Expenses, net to $2.9 million from $2.5 million in Q4 2013.

As of December 31, 2014, we had 40% of our debt at fixed rates as shown in the chart below:

	December 31, 2014	% of Total
	($ in millions)
Floating-Rate Credit Facility	$316	60%
Fixed-Rate HASI asset backed debt	208	40%

Total Debt(1)	$524	100%

(1)	Excludes match-funded other nonrecourse debt of $112.5 million where the debt is match-funded with corresponding assets and we have no interest rate risk

As of December 31, 2014, leverage, as measured by debt-to-equity, was 1.9 to 1. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically borrowings with U.S. government obligors) and our on balance sheet match funded nonrecourse debt.

“We added another $115 million of fixed rate debt as we continue to fix out interest rates and increase leverage with a variety of debt options available to us, including our Sustainable Yield Bonds, bank financing and insurance company lenders,” said Chief Financial Officer Brendan Herron. “We continue to take measured steps to account for the potential for a changing interest rate environment.”

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today at 5:00 pm ET. Interested parties are invited to listen to the conference call by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13600556. The replay will be available until March 10, 2015. A webcast of the conference call will also be available through the Investor Relations section of our website at www.hannonarmstrong.com.

A copy of this press release is also available on our website.

About Hannon Armstrong

We provide debt and equity financing to the energy efficiency and renewable energy markets. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring and predictable cash flows. From the completion of our initial public offering (the “IPO”) on April 23, 2013 to December 31, 2014, we have completed more than $1.5 billion of transactions, including over $875 million of transactions in 2014. We are based in Annapolis, Maryland, and we elected and qualified to be taxed as a real estate investment trust (“REIT”) for federal income-tax purposes, beginning with our taxable year ended December 31, 2013.

Forward-Looking Statements

Some of the information contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Those factors include:

•	The performance of our equity investment in our wind projects;

•	the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy; our relationships with originators, investors, market intermediaries and professional advisers;

•	our ability to complete potential new financing opportunities in our pipeline;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local governments and changes to U.S. federal, state and local government policies and the execution and impact of actions, initiatives and policies undertaken by these authorities;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations; general volatility of the securities markets in which we participate; changes in the value of our assets;

•	our portfolio of assets; our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	change in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income-tax purposes;

•	our ability to maintain our exception from registration under the Investment Company Act of 1940;

•	availability of opportunities to originate energy efficiency, renewable energy and sustainable infrastructure projects;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this earnings release.

The risks included here are not exhaustive. Additional factors could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Financial Results Prior to the Date of the IPO

We completed our IPO of our shares of common stock on April 23, 2013. Concurrently, Hannon Armstrong Capital, LLC (our “Predecessor”), the entity that operated the historical business prior to the consummation of the IPO, became our subsidiary. To the extent any of the financial data included in this earnings release is as of a date or from a period prior to April 23, 2013, such financial data is that of our Predecessor. The financial data for our Predecessor for such periods do not reflect the material changes to the business as a result of the capital raised in the IPO, including the broadened types of projects undertaken, the enhanced financial structuring flexibility and the ability to retain a larger share of the economics from the origination activities. Accordingly, the financial data for our Predecessor is not necessarily indicative of our results of operations, cash flows or financial position following the completion of the IPO.

Non-GAAP Financial Measures

Core Earnings

Core Net Investment Revenue, Core Total Revenue, Core Other Expenses, net and Core Earnings (“Core Financial Metrics”) are non-GAAP financial measures. Core Net Investment Revenue reflects the wind equity investments adjusted to an effective interest method and the add back of non-cash real estate intangible amortization and the provision for credit losses, if any.

Our equity method investment in the wind projects is structured in a wind partnership “flip” structure where we, along with a number of other institutional investors, receive a pre-negotiated preferred return consisting of a priority distribution from the project cash flows along with tax attributes. Once this preferred return is achieved, the partnership flips and the project owner receives the majority of the cash flow with the institutional investors retaining an ongoing residual interest. Given this structure, we negotiated our purchase price of this investment based on our assessment of the expected cash flows from this investment discounted back to net present value based on a discount rate that represented an expected yield on the investment. This is similar to how we value the expected cash flows in financing receivables. Under U.S. GAAP, we are required to account for this investment utilizing the hypothetical liquidation at book value method (“HLBV”), in which we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, in this case, at the end of the immediately preceding quarter after adjusting for any distributions or contributions made during such quarter. As HLBV incorporates non-cash items, such as depreciation, and because we are entitled to receive a preferred return of cash flows on our investment independent of how profits and losses are allocated, the HLBV allocation does not, in our opinion, reflect the economics of our investment. As a result, and in an attempt to treat these investments in a manner similar to our other investments and our initial valuation, in calculating our Core Net Investment Revenue for the above periods, we adjusted the income we receive from this investment as if we were recognizing income or loss based on an effective interest methodology. Generally, under this methodology income is recognized over the life of the asset using a constant effective yield. The initial constant effective yield we selected is equal to the discount rate we used in making our investment decision. On at least a quarterly basis, we will review and, if appropriate, adjust this discount rate and the income or loss we receive from this investment for purposes of calculating our Core Net Investment Revenue in future periods, as necessary, to reflect changes in both actual cash flows received and our estimates of the future cash flows from the projects. We borrowed $115 million on a nonrecourse basis using this $144 million equity method investment as collateral. Included in our U.S. GAAP investment interest expense for the quarterly period is $1.5 million of interest expense related to this loan.

Core Other Expenses, net reflects the add back of non-cash equity-based compensation, amortization of intangible assets, and business acquisition costs, if any. Core Earnings represent earnings utilizing the adjustments for Core Net Investment Revenue and Core Other Expenses, net plus adjusting for any non-cash taxes and the minority interest. Our Core Financial Metrics are also adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges, if any, as approved by a majority of our independent directors.

We believe that the Core Financial Metrics provide an additional measure of our core operating performance by eliminating the impact of certain non-cash income and expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and a comparison of our operating results from period to period. Our management uses Core Financial Metrics in this way. We believe that our investors also use our Core Financial Metrics or a comparable supplemental performance measure to evaluate and compare our performance to our peers, and as such, we believe that the disclosure of our Core Financial Metrics is useful to our investors.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flows from operating activities (determined in accordance with GAAP), a measure of our liquidity or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating our Core Financial Metrics may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other REITs.

The table below provides a reconciliation of the GAAP Net Investment Revenue, net to Core Net Investment Revenue:

	For the Three Months Ended		For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands)
Net Investment Revenue (GAAP)	$3,726	$(7,847)	$13,470	$(3,450)
Adjustments:
Real estate intangibles (1)	127	—	276	—
Equity affiliate adjustment (2)	2,376	—	2,376	—
Provision for credit loss (3)	—	11,000	—	11,000

Core Net Investment Revenue Adjustments	2,503	11,000	2,652	11,000

Core Net Investment Revenue (4)	$6,229	$3,153	$16,122	$7,550

(1)	Reflects add back of non-cash amortization of lease intangibles related to in-place leases for land acquired in a business combination under GAAP.
(2)	See discussion of Core Earnings above.
(3)	Adds back non-cash provision for credit losses, if any.
(4)	Core Net Investment Revenue plus GAAP Other Investment Revenue would equal Core Total Revenue, net of investment interest expense.

The table below provides a reconciliation of the GAAP Other Expenses, net to Core Other Expenses, net:

	For the Three Months Ended		For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands)
Other Expenses, net (GAAP)	$5,868	$3,000	$18,824	$16,515
Adjustments:
Non-cash equity-based compensation charge (1)	(1,559)	(450)	(5,187)	(7,079)
Business combination acquisition costs (2)	(1,353)	—	(2,456)	—
Amortization of intangibles (3)	(51)	(51)	(203)	(265)

Core Other Expenses, net Adjustments	(2,963)	(501)	(7,846)	(7,344)

Core Other Expenses, net	$2,905	$2,499	$10,978	$9,171

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding shares related to stock based compensation are included in Core Earnings eps calculation.
(2)	Acquisition related costs, such as legal fees or third party transaction based fees associated with transactions that are accounted for as a business combination.
(3)	Adds back non-cash amortization of pre IPO intangibles.

We calculated our Core Earnings and provided a reconciliation of our net income (loss) to Core Earnings for the three months and years ended December 31, 2014 and 2013, respectively, in the table below:

	For the Three Months Ended		For the Year Ended
	December 31, 2014	Per Share	December 31, 2014	Per Share
	(in thousands, except per share data)
Net income attributable to controlling shareholders	$1,461	$0.05	$9,607	$0.43
Adjustments:
Core Net Investment Revenue Adjustments	2,503		2,652
Core Other Expenses, net Adjustments	2,963		7,846
Net income attributable to minority interest	19		163
Non-cash provision for taxes	182		9

Core Earnings(1)	$7,128	$0.27	$20,277	$0.93

(1)	Core Earnings per share for the quarter and for the year ended December 31, 2014, are based on 26,179,148 shares and 21,870,184 shares, respectively, which represent the weighted average number of fully diluted shares outstanding and include the share equivalent of the minority interest in our Operating Partnership, as the income attributable to the minority interest is also included.

	For the Three Months Ended		For the Year Ended
	December 31, 2013	Per Share	December 31, 2013	Per Share
	(in thousands, except per share data)
Net loss attributable to controlling shareholders	$(7,330)	$(0.48)	$(10,459)	$(0.68)
Adjustments:
Core Net Investment Revenue Adjustments	11,000		11,000
Core Other Expenses, net Adjustments	501		7,344
Net loss attributable to minority interest	(205)		(2,175)
Add back pre-IPO loss attributable only to minority interest	—		1,880
Non-cash benefit for taxes	(251)		(251)

Core Earnings(1)	$3,715	$0.22	$7,339	$0.43

(1)	Core Earnings per share for the quarter and for the year ended December 31, 2013 are based on 16,969,112 shares and 16,886,041 shares, respectively, which represent the weighted average number of fully diluted shares outstanding and include the share equivalent of the minority interest in our Operating Partnership, as the income attributable to the minority interest is also included.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Net Investment Revenue:
Interest Income, Financing receivables	$7,097	$4,792	$23,178	$15,468
Interest Income, Investments	518	1,281	3,772	1,897
Rental Income	1,578	—	3,175	—

Investment Revenue	9,193	6,073	30,125	17,365
Investment interest expense	(5,467)	(2,920)	(16,655)	(9,815)

Net Investment Revenue	3,726	3,153	13,470	7,550
Provision for credit losses	—	(11,000)	—	(11,000)

Net Investment Revenue, net of provision for credit losses	3,726	(7,847)	13,470	(3,450)
Other Investment Revenue:
Gain on sale of receivables and investments	3,642	2,827	13,250	5,597
Fee income	168	234	1,900	1,483

Other Investment Revenue	3,810	3,061	15,150	7,080

Total Revenue, net of investment interest expense and provision	7,536	(4,786)	28,620	3,630

Compensation and benefits	(2,870)	(1,890)	(10,518)	(12,312)
General and administrative	(1,518)	(1,051)	(5,550)	(3,844)
Acquisition costs	(1,353)	—	(2,456)	—
Other, net	(127)	(59)	(300)	(359)

Other Expenses, net	(5,868)	(3,000)	(18,824)	(16,515)

Net income (loss) before income taxes	1,668	(7,786)	9,796	(12,885)
Income tax (expense) benefit	(188)	251	(26)	251

Net Income (Loss)	$1,480	$(7,535)	$9,770	$(12,634)

Net income (loss) attributable to non-controlling interest holders	19	(205)	163	(2,175)

Net Income (Loss) attributable to controlling shareholders	$1,461	$(7,330)	$9,607	$(10,459)

Basic earnings per common share	$0.05	($0.48)	$0.43	$(0.68)
Diluted earnings per common share	$0.05	($0.48)	$0.43	$(0.68)
Weighted average common shares outstanding—basic	24,875,582	15,845,086	20,656,826	15,716,250
Weighted average common shares outstanding—diluted	24,875,582	15,845,086	20,656,826	15,716,250

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31, 2014	December 31, 2013
Assets
Financing receivables	$552,706	$347,871
Financing receivables held-for-sale	62,275	24,758
Investments available-for-sale	27,273	3,213
Investments held-to-maturity	—	91,964
Real estate	90,907	—
Real estate related intangible assets	23,058	—
Equity method investment in affiliate	143,903	—
Cash and cash equivalents	58,199	31,846
Restricted cash and cash equivalents	11,943	49,865
Other assets	39,993	21,915

Total Assets	$1,010,257	$571,432

Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other	$11,408	$9,095
Deferred funding obligations	88,288	74,675
Credit facility	315,748	77,114
Asset-backed nonrecourse notes (secured by assets of $247.8 million and $109.5 million, respectively)	208,246	100,081
Other nonrecourse debt (secured by financing receivables of $108.4 million and $156.4 million, respectively)	112,525	159,843

Total Liabilities	736,215	420,808

Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 26,377,111 and 15,892,927 shares issued and outstanding, respectively	264	159
Additional paid in capital	293,635	160,120
Retained deficit	(25,006)	(13,864)
Accumulated other comprehensive income	406	110
Non-controlling interest	4,743	4,099

Total Equity	274,042	150,624

Total Liabilities and Equity	$1,010,257	$571,432

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